Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made as of November 9, 2017 (the “Effective Date”), by and between Novavax, Inc. (“Novavax”), having a place of business at 20 Firstfield Road, Gaithersburg, MD 20878, and Barclay A. Phillips, an individual and former Senior Vice President, Chief Financial Officer and Treasurer of Novavax (the “Consultant”).

Consultant and Novavax, intending to be legally bound, hereby agree as follows:

1.                   Term; Termination. The initial term of this Agreement shall expire on December 31, 2017. Either Consultant or Company may terminate this Agreement at any time, and for any reason or no reason, with or without cause, upon ten (10) days notice. Novavax may terminate this Agreement immediately (including any specific Services) if Consultant notifies Novavax, pursuant to Section 9, that he has been engaged or employed by a competitor of Novavax. Upon termination of this Agreement for any reason, Consultant shall promptly deliver to Company all Confidential Information and all copies thereof and immediately cease all use of Confidential Information.

2.                   Consulting Services. Pursuant to the terms and conditions of this Agreement, Company hereby engages Consultant, and Consultant hereby accepts such engagement, to perform consulting services related to his area of expertise and/or in continuity of his former employment with Novavax (the “Services”) during the Term. In such capacity, Consultant shall report and communicate regularly and directly to and with Stanley C. Erck, President and Chief Executive Officer, or his designee(s), which shall in any event include John Herrmann, Senior Vice President, General Counsel and Corporate Secretary (each an “Executive”).

3.                   Fees and Expenses.

(a)                 Company shall pay Consultant a fee equal to $200 per hour for Services performed (billed in increments of no less than 15 minutes).

(b)                Company shall reimburse Consultant for reasonable out-of-pocket expenses incurred in connection with the performance of the Services hereunder. All such reimbursement will be provided in accordance with Company’s expense reimbursement policies in effect from time to time during the Term.

(c)                 No later than the tenth business day of each month, Consultant shall submit to Company an invoice (“Invoice”) showing the date(s) that Consultant provided Services to Company during the preceding calendar month, hours of services performed, a reasonable description of the Services rendered, and a list of all out-of-pocket expenses incurred during the preceding month with accompanying receipts. Company shall pay Invoices net thirty (30) days of receipt.

4.                   Relationship of the Parties.

(a)                 The relationship of Consultant to Company hereunder is that of independent contractor. Nothing herein shall be deemed to create any partnership, association or joint venture between the parties. Consultant shall not be construed for any purpose to be an employee subject to the control and direction of Company or any of its affiliates.

(b)                Consultant shall not be entitled to any of the benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of Company or any of its affiliates.

(c)                 Consultant shall have sole responsibility for the proper reporting and payment of any and all federal, state and/or local taxes due on payments made to Consultant by Company hereunder. Consultant agrees to provide Company, upon request, with written proof demonstrating proper reporting and payment of all applicable taxes.

(d)                Company shall have the right to withhold all federal, state, or other taxes from amounts paid to Consultant under any provision of this Agreement as shall be required to be withheld by Company pursuant to any statute or other governmental regulation or ruling. Company may make any arrangements that it deems appropriate to effect such withholding that are permitted by applicable law.

(e)                 Notwithstanding Consultant’s obligations and Company’s rights under 4(c) and 4(d) above, Consultant shall reimburse Company for any tax and interest paid to the Internal Revenue Service or similar taxing authority by Company on behalf of Consultant to satisfy Consultant’s tax obligations if not previously withheld.

5.                   Confidentiality. Consultant shall not, during the Term or for five (5) years after the Term, disclose to any person any proprietary, confidential and nonpublic information of Company, including business and financial information, strategic plans and business process, and any plan, method, data, know-how, research, information, procedure, development, invention, improvement, modification, discovery, design, process, work of authorship, documentation, formula, technique, trade secret or intellectual property right whatsoever or any interest therein whether patentable or non-patentable, patents and applications therefore, trademarks and applications therefore or copyrights and applications therefore, any information provided to Consultant by Company with respect to Consultant’s performance of the Services (collectively, “Information”) disclosed or furniOd to Consultant in any format, including on paper, electronically, visually or verbally. All such Information shall remain the property of Company. All such Information shall be kept confidential by Consultant and may be used only in its performance under this Agreement, unless the Information was previously known to Consultant without any obligation of confidentiality or is made public by Company, or becomes public knowledge through no fault of Consultant. When in tangible form, the Information shall be returned by Consultant to Company upon request by Company.

6.                   Property Rights. All work produced hereunder, including, without limitation, all inventions, ideas, creations, designs, discoveries, developments, techniques, expressions, improvements, computer programs, specifications, operating instructions and all other documentation, data or other work product related to the Services provided by Consultant under this Agreement (whether patentable or subject to copyright, or not), which are first conceived, made or otherwise originated or acquired or first actually constructively reduced to practice during the Term or within six (6) months following the expiration or termination of the Term, whether preliminary or final, and on whatever media rendered (collectively, the “Work Product”), shall be deemed work made for hire and made in the course of services rendered for Company and shall be the sole and exclusive property of Company. Company shall have the sole, absolute and unlimited right throughout the world to protect by patent or copyright, and to make, have made, use, reconstruct, repair, modify, reproduce, publish, distribute and sell the Work Product, in whole or in part, or combine the Work Product with other matter, or not use the Work Product at all, as it sees fit. To the extent that title to the Work Product may not be considered work for hire, Consultant irrevocably agrees to transfer and assign to Company in perpetuity all worldwide right, title and interest in and to the patent rights, copyrights, trade secrets and other proprietary rights (including, without limitation, applications for registrations thereof) in, and ownership of, the Work Product that Consultant may have, as and when such rights arise. Consultant further agrees that it will execute, and will cause its applicable employees to execute, all documents necessary to enable Company to protect and record its ownership of the Work Product.

7.                   Equitable Relief. Consultant recognizes and agrees that Company’s remedy at law for any breach of the provisions of Sections 4, 5 or 6 hereof would be inadequate, and agrees that for breach of such provisions, Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance.

8.                   Securities Trading. Consultant agrees not to buy, sell or otherwise trade any securities of Novavax based on any material Confidential Information learned as a former employee or as a consultant of Novavax, or tip others to do so. If Consultant is ever unsure about his compliance with this Section 8, Consultant shall contact the General Counsel of Novavax.

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9.                   Non-Competition. Consultant agrees and warrants that, while a consultant hereunder, he will promptly advise the Company to the extent Consultant owns, operates, joins, controls, participates in, or is connected as an officer, director, employee, partner, stockholder, consultant or otherwise, with any business or entity which competes with the business of the Company (or its successors or assigns) as such business is now constituted or as it may be constituted at any time during the Term; provided, however, that Consultant may own, and exercise rights with respect to, less than one percent of the equity of a publicly traded company.

10.                 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Maryland without regard to its conflict of laws principles.

11.                 Miscellaneous. This Agreement contains the entire agreement and understanding of the parties relating to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every nature between them. This Agreement may not be changed or modified, except by an agreement in writing signed by both of the parties hereto. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement. The obligations of Consultant as set forth herein, other than Consultant’s obligations to perform the Services, shall survive the termination of Consultant’s engagement with Novavax. Novavax may assign this Agreement to, and this Agreement shall bind and inure to the benefit of, any parent, subsidiary, affiliate or successor of Novavax. This Agreement shall not be assignable by Consultant. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NOVAVAX, INC.		BARCLAY A. PHILLIPS

By:	/s/ John A. Herrmann III	By:	/s/ Barclay A. Phillips
Name:	John A. Herrmann III	Name:	Barclay A. Phillips
Title:	SVP, General Counsel and Corp. Secretary
Date:	11/3/2017	Date:	11/3/2017

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